EXHIBIT 10.3
AMENDED AND RESTATED EMPLOYMENT AGREEMENT
     THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”) is made effective October 1, 2009, between APOTHECARY Rx, LLC, an Oklahoma limited liability company (the “Company”), GRAYMARK HEALTHCARE, INC, an Oklahoma corporation (“GRMH”), and LEWIS P. ZEIDNER, an individual (the “Executive” and collectively with the Company and GRMH, the “parties” or individually the “party”). This Agreement amends, supplements and restates in whole the Employment Agreement amongst the Company, GRMH and Executive made effective January 1, 2008 (the “Original Agreement”).
     WHEREAS, the Company and GRMH desire to retain the services of the Executive and the Executive desires to make the Executive’s services available to the Company and GRMH, and
     WHEREAS, GRMH is the sole owner of the Company.
     NOW, THEREFORE, in consideration of the mutual promises herein contained, the Company, GRMH and the Executive agree as follows:
1. Employment. The Company and GRMH hereby employ the Executive as an employee and the Executive hereby accepts such employment subject to the terms and conditions contained in this Agreement. Subject to the terms of this Agreement, the employment relationships of the Executive with the Company and GRMH are “at will” and either can terminate this Agreement with or without cause as provided in this Agreement.
2. Executive’s Duties. The Executive is employed on a full-time basis. Throughout the term of this Agreement, the Executive will use the Executive’s best efforts and due diligence to assist GRMH in the acquisition and operation of pharmacies and sleep centers, and the long term profitable operation of the Company and GRMH consistent with developing and maintaining quality business operations.
2.1	Specific Duties. The Executive will serve as the President and/or Chief Executive Officer of the Company and SDC Holdings, LLC (one of GRMH’s wholly-owned subsidiaries) and Chief Operating Officer of GRMH or such other position and title as the Company or GRMH and Executive shall mutually determine from time to time. The Executive will use the Executive’s best efforts to perform all of the services required to fully and faithfully execute the offices and positions to which the Executive is appointed and such other services as may be reasonably directed by the Company or GRMH in accordance with this Agreement. More specifically the Executive shall have general executive charge, management and control, of the properties, business and operations of the Company and SDC Holdings, LLC and GRMH with all such powers as may be reasonably incident to such responsibilities and authority including matters related to budgeting and cost containment, employment of personnel and personnel terminations, and general contracting in the normal course of business.

2.2	Rules and Regulations. Each of the Company and GRMH may adopt an employee manual which addresses frequently asked questions regarding employee relations with the Company. The employee manual will be subject to change without notice in the sole discretion of the Company or GRMH at any time. The Executive agrees to comply with the applicable employee manual except to the extent inconsistent with this Agreement. In the event of a conflict between the employee manual and this Agreement, this Agreement will control over the terms of the employee manual.
3. Other Activities. Except for the activities (the “Permitted Activities”) expressly permitted by this Agreement or approved by the governing body of the Company and the Board of Directors of GRMH in writing, during the term of this Agreement, the Executive will not: (a) serve as an officer or director of any corporation, partnership, company or firm whose securities are publicly traded; (b) except for passive investments that do not violate this Agreement and do not interfere with the full time employment of Executive, serve as a general partner, manager or officer of any corporation, partnership, limited liability company, other company or firm; or (c) directly or indirectly invest in, participate in or acquire an interest in any company, business or entity which is engaged, directly or indirectly, in the retail sale of pharmaceutical drugs or providing of sleep diagnostic services. The limitations in this Section 3 will not prohibit a passive investment by the Executive in publicly traded securities where the equity interest owned by the Executive does not exceed 2% of the total outstanding equity interests of the publicly traded company. The Executive shall disclose in writing to the Company and the Board of Directors of GRMH all above Permitted Activities at the time of the execution of this Agreement and thereafter upon written request. The Company and GRMH expressly acknowledge that, during the term of this Agreement, the Executive may serve as a director of, and own not more than 2% of the total outstanding equity of, eq-Life LLC.
4. GRMH Management Committee. Executive hereby agrees to the termination of the Management Committee and the Executive’s appointment to the Management Committee as contemplated in the Original Agreement.
5. Executive’s Compensation. The Company agrees to compensate the Executive, subject to the terms of this Agreement, as follows:
5.1	Base Salary. A base salary (the “Base Salary”), in an annual rate of not less than Two Hundred Thirty-five Thousand Dollars ($235,000). The Base Salary will commence on the Effective Date of this Agreement and will be payable in arrears bi-weekly during the term of this Agreement with the first installment to be paid on the Company’s next regular pay period after the Effective Date of this Agreement.

5.2	Stock Option Awards.
5.2.1 Base Stock Option Awards. Upon execution of this Agreement the Executive shall be awarded stock options exercisable for the purchase of One Hundred Thousand (100,000) common stock shares and on September 30, 2010 and 2011 for services performed during the preceding twelve (12) months, the Executive shall be awarded stock options exercisable for the purchase of Seventy-Five Thousand (75,000) common stock shares of GRMH (collectively the “Option Shares”) for the closing sale price (or, if not available on that date, the most recently reported closing sale price) in accordance with the Graymark Healthcare, Inc. 2008 Long-term

Incentive Plan (the “2008 Plan”) (or a substitute or successor plan to the 2008 Plan) substantially in the form attached to this Agreement as Appendix A, Appendix B and Appendix C (each referred to as the “Stock Option Award”).
5.2.1 Company Performance Stock Option Awards. In the event the Company shall during the 12 months ending on September 30, 2010 or 2011 achieve operating results equal to or in excess of ninety percent (90%) of the budgeted net income for such 12 months (the “12-month Budgeted Income Level”), the Executive shall be awarded stock options pursuant to a Stock Option Award Agreement exercisable for the purchase of Twenty-Five Thousand (25,000) common stock shares of GRMH in accordance with the 2008 Plan. Provided, however, in the event the operations of the Company fails to achieve the 12-month Budged Income Lever during the applicable 12-month period, the Compensation Committee and Board of Directors may in their sole discretion authorize and approve a stock option award to the Executive exercisable for up to Twenty-Five Thousand (25,000) common stock shares based upon and in recognition of trends and developments within the retail pharmacy industry that contributed to the failure to achieve the 12-month Budgeted Income Level and in recognition that the failure to achieve the 12-month Budged Income Level was not attributable to the failure of Executive to devote time, attention and effort to the business endeavors of the Company. The stock options awarded pursuant to this Section 5.2.2 shall be under the 2008 Plan and evidenced by one or more Stock Option Award Agreements and shall be in addition to the stock options awarded to the Executive pursuant to Section 5.2.1. Each stock option award pursuant to this Section 5.2.2 shall vest in three equal installments, the first installment to vest on October 1, 2010 or October 1, 2011, as may be applicable, and the second and third installments shall vest on the first and second anniversary date of the applicable Stock Option Award Agreement. Furthermore, in the event the Company shall be sold or otherwise divested by GRMH prior to (i) September 30, 2010, the Executive shall be deemed for purposes of this Section 5.2.2 to have achieved the 12-month Budgeted Income level for each of the 12-month periods ending September 30, 2010 and 2011 and shall be awarded the stock options on an accelerated basis pursuant to this Section 5.2.2 or (ii) September 30, 2011, the Executive shall be deemed for purposes of this Section 5.2.2 to have achieved the 12-month Budgeted Income level for each of the 12-month periods ending September 30, 2011 and shall be awarded the stock options on an accelerated basis pursuant to this Section 5.2.2.
5.2.3 Continuous Employment and Change of Control. Subject to the requirement of the Executive’s continuous employment by the Company and GRMH, in the event of a “change of control” (as defined in the 2008 Plan), fifty percent (50%) of the unvested common stock shares for which the stock options may be exercised as evidenced by a Stock Option Award Agreement executed and delivered to the Executive prior to the “change of control” shall immediately vest and become exercisable by the Executive.
5.3	Bonus. In addition to the Base Salary described at Section 5.1 of this Agreement, the Company and GRMH may periodically review and may pay bonus compensation to the Executive. Any bonus compensation determined to be paid, if any, will be at the absolute discretion of the Company or GRMH in such amounts and at such times as the Company or GRMH may determine.
5.4	Benefits. During the term of this Agreement, the Executive shall be entitled to participate in any employee benefit plans and programs which are maintained by the Company or GRMH for and generally available to employees of the Company or GRMH, all in accordance with the terms of such plans and programs. In addition, the Executive shall be entitled to participate in any employee benefit plans and programs that are maintained by the Company or GRMH for and generally available to its executive officers, all in accordance with the terms of such plans and programs. The Company or GRMH shall reimburse the Executive for all reasonable and ordinary expenses incurred by him on behalf of the Company or GRMH in the course of the Executive’s duties upon the presentation by the Executive of appropriate documentation substantiating the amount of and purpose for which such expenses were incurred, in accordance with Company or GRMH policy. The Executive will be entitled to take up to four (4) weeks of paid vacation each calendar year during the term of this Agreement, without carryover to the following calendar year.

5.5	Compensation Review. The compensation of the Executive will be reviewed not less frequently than annually by the Company and GRMH.
6. Term. In the absence of termination as set forth in Section 7 below, this Agreement shall extend for a term of three (3) years commencing on the Effective Date of this Agreement and ending on September 30, 2012 (the “Employment Period”); provided, however, that commencing on the one-year anniversary of the Effective Date and each annual anniversary of such date (the “Renewal Date”) the Employment Period shall be automatically extended so as to terminate three (3) years from such Renewal Date. If at least 120 days prior to the Renewal Date, the Company or GRMH gives Executive notice that the Employment Period will not be so extended, this Agreement will continue for the remainder of the then current Employment Period and expire. The Employment Period may be sooner terminated under Section 7 of this Agreement.
7. Termination. This Agreement will continue in effect until the expiration of the term set forth in Section 6 of this Agreement, unless earlier terminated pursuant to this Section 7.
7.1	Termination by Company. The Company and GRMH will have the following rights to terminate this Agreement:
7.1.1 Termination without Cause. The Company and GRMH may terminate this Agreement without cause at any time by the service of written notice of termination to the Executive specifying an effective date of such termination not sooner than thirty (30) days after the date of such notice (the “Termination Date”). In the event this Agreement is terminated without cause by the Company and GRMH (i) the Executive shall be entitled to receive all compensation, reimbursements and benefits hereunder which were either payable to the Executive or which had been earned by the Executive as of the Termination Date, and (ii) the Executive will receive as severance compensation, conditioned upon Executive being in compliance with all provisions of this Agreement and no default having occurred or be continuing: (x) the sum of Two Hundred Thirty-five Thousand ($235,000) less all applicable federal and state payroll tax withholdings (if any), to be paid in equal monthly installments over twelve (12) months without interest; and (y) the continuance of all benefits under Section 5.3 of this Agreement for one (1) year after the Termination Date. The parties acknowledge that the amount payable pursuant to clause (ii) (x) includes payment for all vacation pay payable to the Executive through the Termination Date and, therefore, no amounts shall be payable pursuant to clause (i) for accrued vacation pay. Provided however, no payment under this section 7.1.1 shall be due or payable to Executive after the Termination Date in the event that Executive shall assert or claim that any part of any this Agreement (including but not limited to Sections 8, 9, 10 or 11) is invalid or unenforceable, in whole or part.
7.1.2 Termination for Cause. The Company or GRMH may terminate this Agreement for cause upon written notice if the Executive: (a) engages in gross personal misconduct which materially injures the Company or GRMH, or any fraud or deceit regarding the business of the Company or GRMH or its or their customers or suppliers; (b) enters a plea of nolo contendere to or is convicted of a felony; (c) willfully and repeatedly fails to perform the Executive’s duties under this Agreement after receiving notice and being provided an opportunity to correct such actions or (d) breaches any material term or provision of this Agreement (“for cause”). In the event this Agreement is terminated for cause by the Company or GRMH, (i) the Executive shall be entitled to receive all compensation, reimbursements and benefits under this Agreement that are either payable to the Executive or that are earned by the Executive as of the Termination Date, and (ii) the Company and GRMH will not have any obligation to provide any further payments or benefits to the Executive after the effective date of such termination. This Agreement will not be deemed to have terminated for cause unless a written determination specifying the reasons for such termination shall be made and delivered to the Executive by the Company and GRMH. Thereafter, the Executive shall have the right for a period of thirty (30) days to request a Company and GRMH meeting to be held at a mutually agreeable time and location within such thirty (30) days and attended by the governing body (or a representative appointed for this purpose) of the Company and GRMH then serving, at which meeting the Executive will have an opportunity to be heard. In the event of a termination for cause by the Company and GRMH, Executive acknowledges the Funding Agreement (defined below) shall continue in full force and effect.
7.2	Termination by Executive. The Executive will have the following rights to terminate this Agreement:
7.2.1 Termination Without Cause. The Executive may voluntarily terminate this Agreement without cause by the service of written notice of such termination to the Company and GRMH specifying an effective date of such termination thirty (30) days after the date of such notice, during which time Executive may use remaining accrued vacation days or, at the option of the Company and GRMH, be paid for such days. In the event this Agreement is terminated without cause by the Executive, (i) the Executive shall be entitled to receive all compensation, reimbursements and benefits hereunder that are either payable to the Executive or that had been earned by the Executive as of the Termination Date, and (ii) the Company and GRMH will have no further obligations to Executive hereunder including, without limitation, any obligation of either the Company or GRMH to provide any further compensation, payments or benefits to the Executive after the effective date of such termination. In the event this Agreement is terminated without cause by the Executive, Executive acknowledges the Funding Agreement (defined below) shall continue in full force and effect.
7.2.2 Termination for Cause. The Executive may terminate this Agreement at any time for cause by giving written notice thereof to the Company and GRMH. For purposes of this Section 7.2.2, the term “cause” shall mean a breach by the Company or GRMH of any material term or provision set forth in Sections 5.1 or 5.3 of this Agreement for the payment of compensation or benefits to which Executive is entitled under this Agreement, which breach is not cured within thirty (30) days after notice of such breach to the Company and GRMH by the Executive setting forth the facts upon which the breach is based. In the event this Agreement is terminated by the Executive for cause, (i) the Executive shall be entitled to receive all compensation, reimbursements and benefits hereunder which were either payable to the Executive or which had been earned by the Executive as of the termination date, and (ii) the Executive shall be entitled to receive as termination compensation: (x) the sum of Two Hundred Thirty-five Thousand Dollars ($235,000) less all applicable federal and state payroll tax withholdings (if any), to be paid within thirty (30) days after the termination date; and (y) the continuance of all benefits under Section 5.3 of this Agreement for one (1) year after the Termination Date.
7.3	Incapacity of Executive. If the Executive suffers from a physical or mental condition which, in the reasonable judgment of the Company and GRMH, prevents the Executive in whole or in part from performing the duties specified herein for a period of three (3) consecutive months, the employment of Executive may be terminated. The termination for such incapacity shall be deemed as a termination with cause, and all compensation and benefits payable under Section 5 of this Agreement will be continued for six (6) months if the Executive shall be in compliance with all of the material terms of this Agreement, and no default by Executive under this Agreement shall have occurred or shall be continuing. Notwithstanding the foregoing, the Executive’s Base Salary specified in Section 5.1 of this Agreement will be reduced by any benefits payable under any disability plans provided by the Company and GRMH under Section 5 of this Agreement. Provided however, that no such compensation as set forth in this 7.3 shall be due and payable in the event that and to the extent of a default that has occurred and is continuing under the terms of the Funding Agreement.

7.4	Death of Executive. If the Executive should become deceased during the term of this Agreement, such shall be deemed a termination for cause and the Company or GRMH may thereafter terminate this Agreement without compensation to the Executive’s estate except: (a) the obligation to continue the Base Salary payments under Section 5.1 of this Agreement for six (6) months after the effective date of such termination, and (b) the obligation to continue the benefits described in Section 5.3 of this Agreement, if any or if applicable, for six (6) months after the effective date of such termination, in both cases if the Executive was in compliance with all of the material terms of this Agreement and no default by the Executive under this

Agreement has occurred or is continuing. Provided however, that no such compensation as set forth in this 7.4 shall be due and payable in the event that and to the extent of a default that has occurred and is continuing under the terms of the Funding Agreement.
7.5	Effect of Termination. The termination of this Agreement will terminate all obligations of the Executive to render services on behalf of the Company and GRMY, provided that the Executive will maintain the confidentiality of all information that is acquired by the Executive during the term of the Executive’s employment in accordance with Section 8 of this Agreement. Except as otherwise provided in this Section 7, no accrued bonus, severance pay or other form of compensation will be payable by the Company or GRMH to the Executive by reason of the termination of this Agreement. All keys, entry cards, credit cards, files, records, financial information, furniture, furnishings, equipment, computers and laptops, software, supplies and other items relating to the Company or GRMH will remain the property of the Company or GRMH, as may be applicable. The Executive shall have the right to retain and remove all personal property and effects that are owned by the Executive and located in the offices of the Company or GRMH. All such personal items will be removed from such offices no later than ten (10) days after the effective date of termination and the Company or GRMH, as may be applicable, shall be authorized to discard any items remaining thereafter. Prior to the effective date of termination, the Executive will cooperate with the Company and GRMH to provide for the orderly termination of the Executive’s employment.

7.6	Condition. As a condition precedent to the right to receive the payments set forth in this Section 7, the Executive (or his personal representative) shall execute a waiver and release of all claims against the Company, its governing body, and GRMH and its governing body and the other party to the Funding Agreement, which the Executive has or may have, in form reasonably acceptable to the Company and GRMH, other than as to the right to receive payments as provided in this Section 7 or as set forth in and applicable under Section 7.7 below and the Executive shall be and remain in compliance at all times with this Agreement. Each of the Company and GRMH shall have the right of offset under this Agreement.

7.7	Release of Executive. GRMH and the Company agree that if the employment of Executive with the Company and GRMH is terminated pursuant to Section 7.1.1 or 7.2.2, GRMH and Company shall cause the Executive to be discharged and released from all personal guarantees of debt provided by the Executive on behalf of the Company or GRMH, including but not limited to that certain Loan Agreement among GRMH, SDC Holdings, LLC, the Company, Oliver Company Holdings, LLC, Roy T. Oliver, Stanton M. Nelson, Roy T. Oliver as Trustee of the Roy T. Oliver Revocable Trust dated June 15, 2004, Vahid Salalati, Kevin Lewis, Roger Ely, the Executive and Arvest Bank, dated May 21, 2008 and as amended and the related agreements and documents thereunder (the “Funding Agreement”). GRMH and Company agree that if the employment of Executive with the Company and GRMH is terminated pursuant to Section 7.3 or 7.4, GRMH and Company shall cause Executive to be discharged and released from all personal guarantees of debt provided by the Executive on behalf of the Company or GRMH, except that

Executive acknowledges and agrees that such guarantees (including under the Funding Agreement) shall continue to apply to the extent of but limited to the shares of GRMH issued to Executive.
8. Confidentiality. The Executive recognizes that the nature of the Executive’s services are such that the Executive will have access to information which constitutes trade secrets, and/or is of a business or confidential nature, that is of great value to the Company or GRMH. The Executive agrees not to disclose to any person other than the employees or approved legal counsel of the Company or GRMH nor use for any purpose, other than the performance of this Agreement, any such confidential information (“Confidential Information”), regardless of the source of the Confidential Information or how same shall be obtained. All such Confidential Information shall be the sole and exclusive property of the Company or GRMH, as applicable. Confidential Information includes, but is not limited to, data or material (regardless of form) which is any of the following: (a) trade secret, non-public information, or information proprietary to the Company or GRMH, (b) information pertaining to proposed or pending pharmacy acquisitions or sales, proposed or pending sleep center acquisitions, or other proposed or pending business of GRMH or the Company and (c) financial information or business plans of the Company or GRMH. The Executive agrees that the provisions of this Section 8 will survive the termination, expiration or cancellation of this Agreement for a period of two (2) years. The Executive will, upon any termination of this Agreement (or at any other time requested by the Company or GRMH), deliver to the Company and GRMH, as may be applicable, all originals and copies of the documents or materials containing Confidential Information. For purposes of this Agreement, GRMH expressly includes any of their affiliated corporations, partnerships, limited liability companies and other entities.
9. Restrictive Covenant. Notwithstanding any provision of this Agreement to the contrary, and in further consideration of the terms of this Agreement, for a period of twenty-four (24) months after Executive is no longer employed by the Company and GRMH for any reason with or without cause as applicable, the Executive will not directly or indirectly:
(a)	acquire, attempt to acquire, solicit, perform services in any capacity for, or aid another in the acquisition or attempted acquisition of an interest in any business that is involved in the acquisition of retail pharmacies or that is involved in the retail sale of pharmaceutical drugs or the providing of sleep disorder diagnostic services, in any city in the United States where GRMH or any of its affiliated corporations, partnerships, limited liability companies or other entities owns a pharmacy or sleep center, or that is within 40 miles of a pharmacy or sleep center location owned by GRMH or any of its affiliated corporations, partnerships, limited liability companies or other entities; or

(b)	solicit, induce, entice or attempt to entice any employee, officer or director (except the Executive’s personal secretary, if any), contractor, customer, vendor or subcontractor of GRMH or any of its affiliated corporations, partnerships, limited liability companies or other entities to terminate or breach any relationship with GRMH or any of its affiliated corporations, partnerships, limited liability companies or other entities, or

(c)	solicit, induce, entice or attempt to entice any customer, vendor or subcontractor of GRMH or any of its affiliated corporations, partnerships, limited liability companies or other entities to cease doing business with GRMH or any of its affiliated corporations, partnerships, limited liability companies or other entities.

     Executive agrees that the Executive will not circumvent or attempt to circumvent the foregoing agreements by any future arrangement or through the actions of a third party.
     Executive agrees the above separate restrictions will not work any undue hardship on Executive, such restrictions are reasonable and that such restrictions will not keep Executive from earning a living or obtaining reasonable employment. Executive is a stockholder of GRMH and former direct member of the Company and agrees that the restrictions herein are in further consideration thereof, this Agreement and the sale and transfer of all goodwill associated with the former ownership of Company held by Executive pursuant to that certain Exchange Agreement dated November 19, 2007.
10. Proprietary Matters. The Executive expressly understands and agrees that any and all improvements, inventions, discoveries, processes, applications, patents, copyrights, trade names, trademarks, know-how, trade secrets, or other proprietary matters (“Proprietary Items”) that are principally related to the business of the Company or GRMH and which were generated or conceived by the Executive during the term of this Agreement, whether generated or conceived during the Executive’s regular working hours or otherwise, and whether patentable, subject to copyright or trademark protection or not, will be the sole and exclusive property of the Company or GRMH, as applicable. Whenever requested by the Company or GRMH (either during the term of this Agreement or thereafter), the Executive will assign or execute any and all applications, assignments and or other instruments and do all things reasonably necessary or appropriate in order to permit the Company or GRMH, as may be applicable, to: (a) assign and convey or otherwise make available to the Company or GRMH the sole and exclusive right, title, and interest in and to the Proprietary Items; or (b) apply for, obtain, maintain, enforce and defend patents, copyrights, trade names, or trademarks of the United States or of foreign countries for the Proprietary Items. In the event any action requested by the Company or GRMH to be taken by the Executive after the termination of this Agreement involves more than a de minimis amount of time, the Company or GRMH shall reasonably compensate the Executive for his time.
11. Arbitration. The parties will attempt to promptly resolve any dispute or controversy arising out of or relating to this Agreement or termination of the Executive by the Company or GRMH. Any negotiations pursuant to this Section 11 shall be confidential and will be treated as compromise and settlement negotiations for all purposes. If the parties are unable to resolve the dispute, the dispute will be submitted to binding arbitration before a single arbitrator in accordance with the Rules for Commercial Cases of the American Arbitration Association and shall be undertaken pursuant to the Federal Arbitration Act. The arbitrator will be instructed and empowered to take reasonable steps to expedite the arbitration and the arbitrator’s judgment will be final and binding upon the parties subject solely to challenge on the grounds of fraud or gross misconduct. The arbitrator is not empowered to award punitive or exemplary damages but only compensatory damages and each party hereby irrevocably waives any damages or right thereto other than such compensatory damages. The arbitrator shall be empowered to apply the remedy of specific enforcement. The arbitration will be held in Oklahoma City, Oklahoma. Judgment upon any verdict in arbitration may be entered in any court of competent jurisdiction. Each party will initially bear its own costs in connection with the arbitration and the costs of the arbitrator will be borne by the party who the arbitrator determines did not prevail in the matter. The procedures specified in this Section 11 will be the sole and exclusive remedies and procedures for the resolution of disputes and controversies between the parties arising out of or relating to this Agreement. Notwithstanding the foregoing, a party may seek a preliminary injunction or other provisional judicial relief if in such party’s judgment such action is necessary to avoid irreparable damage or to preserve the status quo pending arbitration. The parties hereby consent to the exclusive jurisdiction of and proper venue in, either the Federal District Court for the Western District of Oklahoma or Oklahoma County District Court, sitting in Oklahoma County, Oklahoma (as applicable) for purposes of any permitted action in the nature of a preliminary injunction.
12. Miscellaneous. The parties further agree as follows:
12.1	Time. Time is of the essence of each provision of this Agreement.

12.2	Notices. Any notice, payment, demand or communication required or permitted to be given by any provision of this Agreement will be in writing and will be deemed to have been given when delivered personally or by confirmed telefacsimile to the party designated to receive such notice, or on the date following the day sent by overnight courier, or on the third (3rd) business day after the same is sent by certified mail, postage and charges prepaid, directed to the following address or to such other or additional addresses as any party might designate by written notice to the other party:

To the Company:	ApothecaryRx, LLC 210 Park Avenue, Suite 1350 Oklahoma City, Oklahoma, 73102

To the Executive:	Mr. Lewis P. Zeidner 5400 Union Terrace Lane North Plymouth, Minnesota 55442

To GRMH:	Graymark Healthcare, Inc. 210 Park Avenue, Suite 1350 Oklahoma City, Oklahoma, 73102
12.3	Assignment. Neither this Agreement nor any of the parties’ rights or obligations hereunder can be transferred or assigned without the prior written consent of the other parties to this Agreement, except that this Agreement shall be assignable to any successor in interest of the Company or GRMH or any successor in interest to substantially all of the assets of the Company or GRMH.

12.4	Construction and Severability. This Agreement is intended to be interpreted, construed and enforced in accordance with the laws of the State of Oklahoma, notwithstanding any conflict of law principles. The rule of construction that an agreement shall be construed against the drafter shall not apply as all parties hereto have negotiated and drafted this Agreement. If any provision of this Agreement or the application thereof to any person or circumstance is determined, to any extent, to be invalid or unenforceable, the remainder of this Agreement, or the application of such provision to persons or circumstances other than those as to which the same is held invalid or unenforceable, will not be affected thereby, and each term and provision of this Agreement will be valid and enforceable to the fullest extent permitted by law.

12.5	Entire Agreement. Except as provided in this Agreement, this Agreement is the final, complete and exclusive expression of the agreement among and between the Company, GRMH and the Executive, supersedes and replaces in all respects the Original Agreement and any other prior employment agreements and on execution the employment relationship among and between the Company, GRMH and the Executive after the effective date of this Agreement will be governed by the terms of this Agreement and not by the Original Agreement or any other agreements, oral or otherwise. That certain Employment Agreement by and between Company and Executive dated June 30, 2006 (“Prior Agreement”) was terminated pursuant to the Original Agreement and Executive waived and released any claim the Executive had or may have had under or relating to the Prior Agreement. No modification of this Agreement will be effective unless made by a written agreement executed by all of the parties. No inducement to any party exists except as set forth in this Agreement in writing. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original but all of which taken together shall constitute one and the same instrument.

12.6	Binding Effect. This Agreement will be binding on the parties and their respective successors, legal representatives and permitted assigns.

12.7	Attorneys’ Fees. If any party institutes a permissible action or proceeding or an arbitration against any other party relating to the provisions of this Agreement or any default hereunder, the unsuccessful party to such action or proceeding will reimburse the successful party therein for the reasonable expenses of attorneys’ fees and disbursements and litigation expenses incurred by the successful party.
[SIGNATURES ON FOLLOWING PAGE]

     IN WITNESS WHEREOF, the undersigned have executed this Agreement to be effective as of the Effective Date.

APOTHECARYRx, LLC, an Oklahoma limited liability company
By:	/S/ STANTON NELSON
Stanton Nelson, Manager
Date: October 13, 2009 (the “Company”)

/S/ LEWIS P. ZEIDNER
LEWIS P. ZEIDNER, individually
Date: October 13, 2009 (the “Executive”)

Graymark Healthcare, Inc.
By:	/S/ STANTON NELSON
Stanton Nelson, Chief Executive Officer
Date: October 13, 2009 (“GRMH”)

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